Exhibit 99.10

Entrada Networks Reports Second Quarter Results

Irvine, California –(BUSINESS WIRE)– August 22, 2003 – Entrada Networks, Inc. (OTCBB: ESAN) today announced results for the second quarter of fiscal year 2004 ended July 31, 2003.
  Q2 Revenues: $2.1 Million
  Q2 Cash & Equivalents: $0.85 Million
  Q2 Loss Per Share: $0.04

For the three months ended July 31, 2003, the Company reported today the total net revenue from its adapter card, frame relay and service business of $2.1 million compared with $3.4 million reported for the same period last year, a decrease of 39%.

For the second quarter ended July 31, 2003, the Company reported a net loss of $0.5 million, or a loss of $0.04 per share, compared to a net income of $0.35 million, or $0.03 per share, for the same period last year.

For the six months ended July 31, 2003, the Company reported today the total net revenue from its adapter card, frame relay and service business of $4.8 million, compared with $6.6 million reported for the same period last year, a decrease of 28%.

For the six months ended July 31, 2003, the Company reported a net loss of $0.3 million, or a loss of $0.02 per share, compared to a net income of $0.5 million, or $0.04 per share, for the same period last year.

"The two major elements in our loss this quarter are the cost of successfully negotiated termination of the lease for our vacant facility in Annapolis Junction, MD and the drop in the network interface card business from Cisco. Our vacant facility in Annapolis Junction was under a lease through October 2004 but we negotiated a pre-termination effective July 31, 2003 for the sum of $280,000. The drop in network interface card business from Cisco anticipated from the third quarter of fiscal 2004 was disclosed in our Form 10-Q filed with the SEC June 2, 2003 and Form 8-K filed with the SEC July 8, 2003," said Dr. Chadha, Chairman, & CEO of Entrada Networks. "By focusing on our Silverline?-CWDM product line, we are positioning ourselves for possible growth as the economy recovers, but are very aware of the impact that the loss of sales to Cisco will have on us starting third quarter of the current fiscal year. We have taken additional steps to cut our operating costs further and, more importantly, we continue to investigate opportunities to enter other lines of business," continued Dr. Chadha.

FINANCIAL DETAILS
Selected highlights from Entrada’s second quarter fiscal 2004 ended July 31, 2003 are presented below:

ENTRADA NETWORKS, INC.
CONSOLIDATED BALANCE SHEETS
(In Thousands)
	July 31,	January 31,
	2003	2003
	(unaudited )	(audited )
ASSETS
CURRENT ASSETS
Cash and equivalents	$850	$808
Short-term Investments	52	45
Accounts receivable, net of allowance for doubtful
accounts of $84 and $212, respectively	708	1,329
Inventory, net of reserves of $3,799 and $3,809, respectively	3,581	3,576
Prepaid expenses and other current assets	533	509

TOTAL CURRENT ASSETS	5,724	6,267
PROPERTY AND EQUIPMENT, NET	777	1,073
OTHER ASSETS
Depostits	31	31
Restricted cash	-	300

TOTAL OTHER ASSETS	31	331

TOTAL ASSETS	$6,532	$7,671

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	597	810
Other current and accrued liabilities	1,053	1,409
Short-term debt	398	474
Current maturities of long term debt and capital leases	16	68

TOTAL LIABILITIES	$2,064	$2,761

STOCKHOLDERS' EQUITY
Preferred stock, $.001 par value, 2,000 shares authorized, no shares outstanding	-	-
Common stock, $.001 par value; 50,000 shares authorized; 13,901 shares issued and outstanding at July 31, 2003; 12,937 shares issued
and outstanding at January 31, 2003	13	13
Treasury Stock (402,616 shares at cost)	(127)	-
Additional paid-in capital	52,001	52,001
Accumulated other comprehensive income (loss)	(2)	-
Accumulated deficit	(47,417)	(47,104)

TOTAL STOCKHOLDERS' EQUITY	4,468	4,910

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$6,532	$7,671

ENTRADA NETWORKS, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, except per share amounts)
	Three months ended		Six months ended
	July 31,		July 31,
	2003	2002	2003	2002
NET REVENUES
PRODUCT	$1,847	$3,059	$4,233	$5,799
SERVICES	206	307	528	790

TOTAL NET REVENUES	2,053	3,366	4,761	6,589

COST OF REVENUE
PRODUCT	1,219	1,847	2,619	3,602
SERVICES	73	(21)	169	129

TOTAL COST OF REVENUE	1,292	1,826	2,788	3,731

GROSS PROFIT	761	1,540	1,973	2,858

OPERATING EXPENSES
Selling and marketing	148	219	310	426
Engineering, research and development	362	283	681	568
General and administrative	509	518	962	1,019
Other operating expenses	281	120	341	240

TOTAL OPERATING EXPENSES	1,300	1,140	2,294	2,253

INCOME (LOSS) FROM OPERATIONS	(539)	400	(321)	605

OTHER CHARGES
Interest expense, net	(7)	(52)	(7)	(103)
Other expense	-	-	15	-

TOTAL OTHER CHARGES	(7)	(52)	8	(103)

NET INCOME (LOSS)	$(546)	$348	$(313)	$502

INCOME (LOSS) PER COMMON SHARE:

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
BASIC	13,318	12,813	13,149	12,644
DILUTED	13,757	13,044	13,571	12,747

BASIC AND DILUTED NET INCOME (LOSS) PER COMMON SHARE
BASIC	$(0.04)	$0.03	$(0.02)	$0.04
DILUTED	$(0.04)	$0.03	$(0.02)	$0.04

About Entrada Networks
Entrada Networks currently has three wholly owned subsidiaries that focus on developing and marketing products in the storage networking and network connectivity industries. Rixon Networks manufactures and sells a line of fast and gigabit Ethernet adapter cards that are purchased by large networking original equipment manufacturers as original equipment for servers, and other computer and telecommunications products. Rixon’s focus is on two- and four-port cards and drivers for highly specialized applications. Sync Research manufactures and services frame relay products for some of the major financial institutions in the U.S and abroad. The Torrey Pines subsidiary specializes in the design, development, marketing and sale of SAN transport products. Entrada Networks is headquartered in Irvine, CA. www.entradanetworks.com .

Safe Harbor
Except for historical information contained herein, the matters set forth in this news release are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements, including but not limited to the following factors: 1) the ability of the Company to generate the cash flow from operations, or raise additional capital necessary to finance its ongoing businesses; 2) the ability of the Company to develop or acquire new profitable lines of business and to attract and retain management to lead this effort; 3) the continuing market acceptance of the legacy products which account for all of the Company’s current revenues; 4) the ability of the Company to generate revenues from its research and development efforts in the SAN space; 5) the much greater financial and other resources of Entrada Networks' many well-entrenched competitors; 6) the adoption of technology standards different from those under which Entrada is prepared to deliver products; and 7) such other factors as are set forth in Entrada’s annual report on Form 10-K, filed April 30, 2003, and in the reports previously filed.
Contact Information:
James G. Loofbourrow
Entrada Networks
(949) 588-2070
jloofbourrow@entradanet.com